UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 4, 2016

METABOLIX, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

001-33133	04-3158289
(Commission File Number)	(IRS Employer Identification No.)

19 Presidential Way, Woburn, Massachusetts	01801
(Address of Principal Executive Offices)	(Zip Code)

(617) 583-1700

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2016, Metabolix, Inc. (the “Company”) announced that Joseph Shaulson had stepped down from his executive responsibilities as president and chief executive officer of the Company. In connection with his departure, on November 4, 2016, Mr. Shaulson and the Company entered into a Separation Agreement as described below (the “Separation Agreement”).

The Separation Agreement provides that Mr. Shaulson will remain an employee and provide transition support to the Company and its management team through the end of 2016. He will also remain on the Company’s board of directors. He will continue to receive base compensation and standard employee benefits during the transition period through December 31, 2016. Base compensation was continued at the rate of $350,000 per year through the end of October and then reduced to the rate of $175,000 per year through the end of December. Contemporaneously with the execution of this Separation Agreement, Mr. Shaulson and the Company entered into a Release Agreement.

The Separation Agreement provides for the following in lieu of any cash severance and 2016 cash bonus payable under Mr. Shaulson’s previous employment agreement:

•                  Mr. Shaulson’s outstanding non-qualified stock options covering 191,667 shares of Company common stock were immediately vested and remain exercisable for the balance of their original term through December 19, 2023.

•                  Mr. Shaulson’s outstanding restricted stock units covering 151,250 shares of Company common stock were immediately vested.

•                  Mr. Shaulson was granted new non-qualified stock options under the Company’s stock option plan exercisable for a total of 750,000 shares of Company common stock. The new options have an exercise price equal to the closing price of the Company’s common stock on the date of grant, will become fully vested upon the effective date of the Release Agreement, and will be exercisable through December 19, 2023. One of the new options, exercisable for 350,000 of the 750,000 shares of Company common stock, is subject to approval by the Company’s stockholders of certain amendments to the Company’s stock option plan.

In order to attract and retain talent during and after its transition to Yield10 Bioscience, the Company is adopting changes to its compensation program to reduce overall cash compensation and increase equity-based compensation, by for example, suspending its cash bonus program and granting new stock options to its executive officers and other employees. In connection with these changes, amendments to the Company’s 2014 Stock Option and Incentive Plan were approved by the Company’s Board of Directors on October 31, 2016, increasing the number of shares of common stock authorized for issuance under the plan by 5,833,333, to a total of 10,000,000 shares plus the number of shares underlying any awards under the Company’s 2006 Stock Option and Incentive Plan and the Metabolix, Inc. 2005 Stock Plan that are forfeited, canceled or terminated (other than by exercise). The amendments also increased the maximum award of stock options or stock appreciation rights that may be granted to any one individual from 500,000 to 2,000,000 shares of common stock for any calendar year period and increased the maximum award of restricted stock, restricted stock units or performance shares that may be granted to any one individual and qualify as “performance-based compensation” under Section 162(m) of the Code from 500,000 to 2,000,000 shares of common stock in any performance cycle (in each case, subject to adjustment for stock splits and similar events). The Company expects to hold a special stockholder meeting to vote on the amendments during December 2016.

The Company expects to file Mr. Shaulson’s separation agreement as an exhibit to its Annual Report on Form 10-K for the fiscal year ending December 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METABOLIX, INC.

Date: November 8, 2016	By:	/s/ Oliver P. Peoples
Oliver P. Peoples
President & Chief Executive Officer